EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Declares Quarterly Cash Dividend

DES MOINES, Iowa (May 23, 2019) - On May 22, 2019, the board of directors of EMC Insurance Group Inc. (Nasdaq:EMCI) (the “Company”) declared a quarterly cash dividend of $0.23 per share of common stock payable June 11, 2019, to stockholders of record as of June 4, 2019. The Company has declared a quarterly dividend since becoming a publicly held company in February 1982, and has never reduced its dividend.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the Nasdaq Stock Market under the symbol EMCI. EMCI’s parent company is Employers Mutual Casualty Company (Employers Mutual). EMCI and Employers Mutual, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

On May 9, 2019, Employers Mutual and the Company announced the execution of the definitive merger agreement, pursuant to which Employers Mutual will acquire all of the remaining shares of the Company for $36.00 per share in cash, subject to shareholder approval. Additional information regarding the Company may be found at investors.emcins.com and additional information regarding the proposed merger transaction can be found through the website maintained by the Securities and Exchange Commission at www.sec.gov or by contacting the individuals listed below.

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                lisa.l.hamilton@emcins.com